Exhibit 99.1

EQT Third Quarter 2013 Earnings Increase 177%

Revenues increase at nearly twice the rate of expenses

PITTSBURGH--(BUSINESS WIRE)--October 24, 2013--EQT Corporation (NYSE: EQT) today announced third quarter 2013 earnings of $88.3 million, or $0.58 per diluted share; 177% higher than the third quarter 2012 earnings of $31.9 million, or $0.21 per diluted share. Operating cash flow was $232.8 million, 36% higher; and adjusted cash flow per share was $1.92, 68% higher. EQT’s third quarter 2013 operating income was $170.5 million, 98% higher. The non-GAAP financial measures are detailed and reconciled in the Non-GAAP Disclosures section below.

Third Quarter Highlights 2013 vs. 2012:

  Production sales volume was 42% higher
  Marcellus production sales volume was 74% higher
  Production LOE per Mcfe was 17% lower
  Production SG&A per Mcfe was 34% lower
  Midstream gathered volume was 43% higher
  Midstream gathering and compression expense per unit was 29% lower

Earnings per share, adjusted cash flow per share, and operating income were higher due to increased production sales volume, higher commodity prices, increased gathered volume, and increased firm transmission capacity sales and throughput. Net operating revenues increased 42% to $469.3 million; while net operating expenses only increased 23%, to $298.8 million, in support of the Company’s growth.

RESULTS BY BUSINESS

EQT Production

For the third quarter 2013, EQT Production had sales volume of 96.9 Bcfe, an average of 1.0 Bcfe per day, which was a 42% increase over the third quarter 2012. This increase was driven by production from the Marcellus, which averaged 787 MMcfe per day, 74% higher than last year. Natural gas liquids (NGL) volume totaled 1,150 Mbbls, a 35% increase over the same period last year. The Company’s fourth quarter and full-year 2013 sales volume guidance is 97 Bcfe and 366 Bcfe, respectively, which is approximately 42% higher than 2012; and its fourth quarter and full-year 2013 NGL volume guidance is 1,300 Mbbls and 4,875 Mbbls, respectively.

Operating income for the Production business in the third quarter 2013 was $97.6 million, 153% higher than the third quarter 2012; while total operating revenues were $304.2 million, 56% higher. The revenue growth was due to a 42% increase in sales volume and a higher average effective sales price. The average effective sales price to EQT was 4.0% higher at $4.20 per Mcfe, with $3.13 per Mcfe allocated to EQT Production; and $1.07 per Mcfe allocated to EQT Midstream.

Operating expenses for EQT Production for the third quarter 2013 were $206.6 million, $49.9 million, or 32% higher than the same quarter last year. Depreciation, depletion and amortization expenses (DD&A) were $42.4 million higher; lease operating expenses (LOE), excluding production taxes, were $2.5 million higher; and production taxes were $2.3 million higher; all related to sales volume growth. Per unit LOE decreased 17% to $0.15 per Mcfe, as volume growth dramatically outpaced higher costs. Exploration expense was $4.1 million higher.

EQT spud 32 gross wells in the Marcellus during the quarter, with an average length-of-pay of 4,880 feet; eight Upper Devonian wells, with an average length-of-pay of 4,800 feet; and two Utica wells, with an average length-of-pay of 4,890 feet.

Utica Well Results

The Company completed three Utica wells in the oil window in the third quarter 2013 – with 30-day initial production rates of 286, 268, and 241 bbls/d of oil, respectively. If processing were available, the wells would have produced 41, 58, and 42 bbls/d of NGLs, plus, approximately 755, 1,082, and 771 MMcf/d of natural gas, respectively. Regional pricing was realized for the natural gas; while the realized oil price was approximately $101 per bbl. The Company is on track to spud eight Utica wells in 2013.

EQT Midstream

EQT Midstream’s third quarter 2013 operating income was $78.5 million; 54% higher than the third quarter of 2012. Net gathering revenues increased 19% to $91.8 million, primarily due to a 43% increase in gathered volume, partly offset by lower average gathering rates. Net transmission revenues totaled $40.0 million, a 50% increase, primarily due to sales of new capacity, as well as higher throughput. Net storage, marketing and other revenues were $2.8 million higher. Operating expenses for the quarter were $61.4 million, 6% higher, and consistent with the growth of the business. Per unit gathering and compression expense decreased by 29%.

OTHER BUSINESS

Sunrise Sale

On July 22, 2013, EQT sold its Sunrise Pipeline to EQT Midstream Partners for $507.5 million plus 479,184 common units and 267,942 general partner units in EQT Midstream Partners. EQT recognized a federal income tax gain of approximately $475 million, resulting in cash taxes of approximately $57 million.

EQT Midstream Partners, LP

As of September 30, 2013, EQT had a 42.6% limited partner interest and a 2% general partner interest in EQT Midstream Partners, whose results are consolidated in EQT’s results. For the third quarter 2013, EQT Corporation recorded $14.4 million, or $0.09 of earnings per diluted share, attributable to non-controlling interests. EQT Midstream Partners’ results were released today and are available at www.eqtmidstreampartners.com.

On October 22, 2013, EQT Midstream Partners announced a cash distribution to its unitholders of $0.43 per unit for the third quarter of 2013. EQT will receive $8.9 million on its limited partner units, plus a corresponding $0.4 million related to its 2% general partner interest, and $0.2 million related to its incentive distribution rights; as EQT is entitled to 15% of the amount by which the quarterly distribution exceeds $0.4025 per unit.

Utility Sale

On December 20, 2012, the Company announced that it entered into a definitive agreement for the transfer of its natural gas distribution business, Equitable Gas Company, to Peoples Natural Gas, subject to receipt of regulatory approvals. The Company incurred a $0.4 million of unallocated expense in the third quarter of 2013 related to the transaction.

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for the pending transaction expired on April 22, 2013, without a request for additional information. This expiration indicates that the Federal Trade Commission did not object to the transaction and that the parties may proceed. As part of the regulatory approval process, EQT has also submitted filings with the Pennsylvania Public Utility Commission, the West Virginia Public Service Commission, and the Federal Energy Regulatory Commission. The Kentucky Public Service Commission concluded that they did not need to approve the transaction. The Company expects to complete the regulatory review process by year-end.

Hedging

The Company recently added to its hedge position for 2014 and 2015. The Company’s total natural gas hedge positions for October 2013 through December 2015 production are:

	2013**	2014	2015
Fixed Price
Total Volume (Bcf)	51	163	70
Average Price per Mcf (NYMEX)*	$4.56	$4.43	$4.57

Collars
Total Volume (Bcf)	6	24	23
Average Floor Price per Mcf (NYMEX)*	$4.95	$5.05	$5.03
Average Cap Price per Mcf (NYMEX)*	$9.09	$8.85	$8.97
* The average price is based on a conversion rate of 1.05 MMBtu/Mcf
** October through December

Operating Income

The Company reports operating income by segment in this news release. Interest, income taxes, other income, and unallocated income/(expense) are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating income (thousands):
EQT Production	$97,600	$38,528	$276,753	$115,270
EQT Midstream	78,533	51,021	224,993	166,907
Distribution	(87)	685	58,359	43,831
Unallocated expenses	(5,498)	(4,286)	(19,627)	(6,470)
Operating income	$170,548	$85,948	$540,478	$319,538
For the third quarter 2013, unallocated expense is primarily due to higher non-cash incentive compensation expense.

Marcellus Horizontal Well Status (cumulative since inception)

	As of	As of	As of	As of	As of
	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Wells spud	477	445	404	371	344
Wells online	337	321	276	258	229
Wells complete, not online	20	11	30	17	27
Frac stages (spud wells)*	10,613	9,754	8,327	7,230	6,331
Frac stages online	6,596	6,297	4,788	4,366	3,545
Frac stages complete, not online	553	224	925	462	622
*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Operating Cash Flow

Operating cash flow is a non-GAAP financial measure that is presented as an accepted indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. EQT has also included this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for the most comparable GAAP financial measure of net cash provided by operating activities. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statement of cash flows to be included in EQT’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2013, and 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2013	2012	2013	2012
Net Income	$102,610	$36,704	$306,009	$140,185
(Deduct) / add back:
Deferred income taxes	(48,383)	(7,584)	14,869	45,473
Depreciation, depletion, and amortization	175,648	131,611	493,341	354,817
Non-cash incentive compensation	9,628	11,517	37,108	28,752
Non-cash financial instrument put premium	--	--	--	8,227
Other items	(6,732)	(1,264)	3,962	(12,729)
Operating cash flow	$232,771	$170,984	$855,289	$564,725

(Deduct) / add back:
Changes in other assets and liabilities	165,503	80,547	151,811	105,245
Net cash provided by operating activities	$398,274	$251,531	$1,007,100	$669,970

Adjusted Cash Flow Per Share

Adjusted cash flow per share is a non-GAAP financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share should not be considered in isolation or as a substitute for the most comparable GAAP financial measure of net cash provided by operating activities or net income per share or as a measure of liquidity.

The table below provides the calculation for adjusted cash flow per share, as derived from the financial statements to be included in EQT’s Form 10-Q for the three and nine months ended September 30, 2013, and 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2013	2012	2013	2012
Operating cash flow (a non-GAAP measure reconciled above)	$232,771	$170,984	$855,289	$564,725
(Deduct) / add back:
Exploration expense (cash)	1,257	1,099	2,992	3,719
Cash taxes for Sunrise sale	56,764	--	56,764	--
Adjusted operating cash flow	$290,792	$172,083	$915,045	$568,444

Diluted weighted average common shares outstanding	151,663	150,388	151,365	150,270
Adjusted cash flow per share	$1.92	$1.14	$6.05	$3.78

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP financial measures that exclude purchased gas costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on EQT’s earnings. Net operating revenues and net operating expenses should not be considered in isolation or as a substitute for the most comparable GAAP financial measures of operating revenues or total operating expenses. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses for the three and nine months ended September 30, 2013, and 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2013	2012	2013	2012
Net operating revenues	$469,333	$329,663	$1,397,151	$993,694
Plus: purchased gas cost	37,265	34,394	188,199	158,127
Operating revenues	$506,598	$364,057	$1,585,350	$1,151,821

Net operating expenses	$298,785	$243,715	$856,673	$674,156
Plus: purchased gas cost	37,265	34,394	188,199	158,127
Total operating expenses	$336,050	$278,109	$1,044,872	$832,283

Q3 2013 Earnings Webcast Information

The Company's conference call with securities analysts begins at 10:30 a.m. ET today. The call will be broadcast live via the Company's website at www.eqt.com, and on the investor information page of the Company’s website at http://ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP, for which EQT Corporation is the general partner and a significant equity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. EQT is the general partner and significant equity owner of EQT Midstream Partners, LP. With more than 120 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation at www.EQT.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP). EBITDA is a non-GAAP supplemental financial measure that EQT management and external users of EQT’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) EQT’s performance versus prior periods; (ii) EQT’s operating performance as compared to other companies in its industry; (iii) the ability of EQT’s assets to generate sufficient cash flow to make distributions to its investors; (iv) EQT’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT is unable to provide a reconciliation of projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income.

Similarly, EQT is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT and its subsidiaries, including guidance regarding EQT’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled, the conversion of drilling rigs to utilize natural gas and the availability of capital to complete these plans and programs); projected natural gas prices and basis; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production sales volume and growth rates (including liquids sales volume and growth); F&D costs, operating costs, unit costs, well costs and gathering and transmission revenue deductions to EQT Midstream; gathering and transmission volume and growth rates; processing capacity; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); technology (including drilling techniques); projected midstream EBITDA; monetization transactions, including midstream asset sales (dropdowns) to EQT Midstream Partners, LP (the Partnership) and other asset sales and joint ventures or other transactions involving EQT’s assets (including the timing of receipt, if at all, of any additional consideration from the Partnership for new transportation agreements entered into by the Partnership on the Sunrise Pipeline); the cash flows resulting from, and the value of, EQT’s general partner and limited partner interests and incentive distribution rights in the Partnership; the proposed transfer of Equitable Gas Company to Peoples Natural Gas; the timing of receipt of required approvals for the proposed Equitable Gas Company transaction; the expected form and amount of midstream assets to be exchanged in the Equitable Gas Company transaction; the expected EBITDA to be generated from the midstream assets and commercial arrangements transferred by or entered into with Peoples Natural Gas or its affiliates; uses of capital provided by the Sunrise Pipeline and Equitable Gas Company transactions; internal rate of return (IRR); projected capital expenditures; liquidity and financing requirements, including funding sources and availability; projected operating revenues and cash flows; hedging strategy; the effects of government regulation and litigation; the annual dividend rate; and tax position and projected tax rates (including EQT’s ability to complete like-kind exchanges). These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond EQT’s control. With respect to the proposed Equitable Gas Company transaction, these risks and uncertainties include, among others, the ability to obtain regulatory approvals for the transaction on the proposed terms and schedule; disruption to EQT’s business, including customer, employee and supplier relationships resulting from the transaction; and risks that the conditions to closing may not be satisfied. The risks and uncertainties that may affect the operations, performance and results of EQT’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQT’s Form 10-K for the year ended December 31, 2012, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT’s management speaks to investors from time to time. Slides for these discussions, which are updated periodically, will be available online via EQT’s investor relations website at http://ir.eqt.com.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Thousands, except per share amounts)
Operating revenues	$506,598	$364,057	$1,585,350	$1,151,821

Operating expenses:
Purchased gas costs	37,265	34,394	188,199	158,127
Operation and maintenance	36,861	36,259	105,124	105,464
Production	28,076	23,201	80,712	72,796
Exploration	5,256	1,163	15,124	4,878
Selling, general and administrative	52,944	51,481	162,372	136,201
Depreciation, depletion and amortization	175,648	131,611	493,341	354,817
Total operating expenses	336,050	278,109	1,044,872	832,283

Operating income	170,548	85,948	540,478	319,538
Other income	2,405	2,801	6,846	13,841
Interest expense	35,554	40,460	110,690	122,341
Income before income taxes	137,399	48,289	436,634	211,038
Income taxes	34,789	11,585	130,625	70,853
Net income	102,610	36,704	306,009	140,185
Less: Net income attributable to noncontrolling Interests	14,354	4,831	30,642	4,831
Net income attributable to EQT Corporation	$88,256	$31,873	$275,367	$135,354

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common shares outstanding	150,679	149,604	150,509	149,555
Net income	$0.59	$0.21	$1.83	$0.91
Diluted:
Weighted average common shares outstanding	151,663	150,388	151,365	150,270
Net income	$0.58	$0.21	$1.82	$0.90
Dividends declared per common share	$0.03	$0.22	$0.09	$0.66

EQT Corporation
Price Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
in thousands, unless noted
Liquids
NGLs:
Sales Volume (MMcfe) (a)	4,391	3,190	13,623	9,364
Sales Volume (Mbbls)	1,150	853	3,578	2,490
Gross Price ($/Bbl)	$38.06	$39.33	$40.38	$45.30
Gross NGL Revenue	$43,786	$33,545	$144,469	$112,807
BTU Premium (Ethane sold as natural gas):
Sales Volume (MMbtu)	8,244	5,889	21,364	15,602
Price ($/MMbtu)	$3.58	$2.81	$3.69	$2.59
BTU Premium Revenue	$29,494	$16,524	$78,741	$40,477
Oil:
Sales Volume (MMcfe) (a)	473	384	1,169	1,152
Sales Volume (Mbbls)	79	64	195	192
Net Price ($/Bbl)	$94.78	$80.25	$87.43	$83.43
Net Oil Revenue	$7,488	$5,136	$17,049	$16,020

Total Liquids Revenue	$80,768	$55,205	$240,259	$169,304
GAS
Sales Volume (MMcf)	92,076	64,639	253,956	171,764
NYMEX Price ($/Mcf) (b)	$3.58	$2.81	$3.69	$2.59
Gas Revenue	$329,416	$181,377	$936,013	$445,322
Basis	(25,117)	(1,952)	(26,250)	(1,705)
Gross Gas Revenue (unhedged)	$304,299	$179,425	$909,763	$443,617

Total Gross Gas & Liquids Revenue (unhedged)	$385,067	$234,630	$1,150,022	$612,921
Hedge impact (c)	53,424	75,074	106,650	237,218
Total Gross Gas & Liquids Revenue	$438,491	$309,704	$1,256,672	$850,139
Total Sales Volume (MMcfe)	96,940	68,213	268,748	182,280
Average hedge adjusted price ($/Mcfe)	$4.52	$4.54	$4.68	$4.66

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(0.84)	$(1.00)	$(0.85)	$(1.04)
Transmission to EQT Midstream	(0.23)	(0.19)	(0.24)	(0.18)
Third-party gathering and transmission (d)	(0.22)	(0.40)	(0.29)	(0.35)
Third-party processing	(0.10)	(0.10)	(0.11)	(0.10)
Total midstream revenue deductions	(1.39)	(1.69)	(1.49)	(1.67)
Average effective sales price to EQT Production	$3.13	$2.85	$3.19	$2.99

EQT Revenue ($ / Mcfe)
Revenues to EQT Midstream	$1.07	$1.19	$1.09	$1.22
Revenues to EQT Production	3.13	2.85	3.19	2.99
Average effective sales price to EQT Corporation	$4.20	$4.04	$4.28	$4.21
(a)	NGLs were converted to Mcfe at the rates of 3.82 Mcfe per barrel and 3.74 Mcfe per barrel based on the liquids content for the three months ended September 30, 2013, and 2012, respectively, and 3.81 Mcfe per barrel and 3.76 Mcfe per barrel based on the liquids content for the nine months ended September 30, 2013, and 2012, respectively. Crude oil was converted to Mcfe at the rate of six Mcfe per barrel for all periods.

(b)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/Mcf) was $3.58 and $2.81 for the three months ended September 30, 2013, and 2012, respectively, and $3.67 and $2.59 for the nine months ended September 30, 2013, and 2012, respectively.)

(c)	Includes gains of $6.4 million, $0.07 per Mcfe, and $6.4 million, $0.02 per Mcfe, for the three and nine months ended September 30, 2013, respectively, related to the sale of fixed price natural gas.

(d)	Due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements at prices below the capacity charge, third-party gathering and transmission rates increased by $0.05 per Mcfe and $0.06 per Mcfe for the three and nine months ended September 30, 2013, respectively. The unused capacity on the El Paso 300 line not under long-term resale agreements was sold at prices below the capacity charge, increasing third-party gathering and transmission rates by $0.07 per Mcfe and $0.03 per Mcfe for the three and nine months ended September 30, 2012, respectively.

UNIT COSTS	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Production segment costs: ($ / Mcfe)
LOE	$0.15	$0.18	$0.16	$0.19
Production taxes*	0.14	0.16	0.14	0.17
SG&A	0.23	0.35	0.26	0.37
	$0.52	$0.69	$0.56	$0.73
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.24	$0.32	$0.24	$0.34
SG&A	0.15	0.17	0.15	0.18
	$0.39	$0.49	$0.39	$0.52
Total ($ / Mcfe)	$0.91	$1.18	$0.95	$1.25
*	Excludes the retroactive Pennsylvania Impact Fee of $0.04 per Mcfe for the nine months ended September 30, 2012, for Marcellus wells spud prior to 2012.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	72,361	41,486	194,928	100,551
Horizontal Huron Play	7,293	8,934	22,824	28,452
CBM Play	3,108	3,282	9,340	9,868
Other	14,178	14,511	41,656	43,409
Total production sales volumes	96,940	68,213	268,748	182,280

Average daily sales volumes (MMcfe/d)	1,054	741	984	665

Average effective sales price to EQT Production ($/Mcfe)	$3.13	$2.85	$3.19	$2.99

Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.15	$0.18	$0.16	$0.19
Production taxes ($/Mcfe) (b)	$0.14	$0.16	$0.14	$0.17
Production depletion ($/Mcfe)	$1.53	$1.56	$1.53	$1.55

DD&A (thousands):
Production depletion	$148,362	$106,196	$412,514	$283,152
Other DD&A	2,275	2,008	7,105	6,024
Total DD&A (thousands)	$150,637	$108,204	$419,619	$289,176

Capital expenditures (thousands) (c)	$332,370	$255,223	$977,394	$703,834

FINANCIAL DATA (thousands)

Total net operating revenues	$304,231	$195,289	$860,874	$549,334

Operating expenses:
LOE, excluding production taxes	14,801	12,257	42,452	34,991
Production taxes (b)	13,275	10,944	38,260	37,805
Exploration expense	5,256	1,163	15,124	4,878
SG&A	22,662	24,193	68,666	67,214
DD&A	150,637	108,204	419,619	289,176
Total operating expenses	206,631	156,761	584,121	434,064
Operating income	$97,600	$38,528	276,753	$115,270
(a)	Includes Upper Devonian wells.

(b)	Production taxes include severance and production-related ad valorem and other property taxes and the Pennsylvania impact fee. The Pennsylvania impact fee for the nine months ended September 30, 2013, totaled $8.8 million. The Pennsylvania impact fee for the nine months ended September 30, 2012, totaled $13.2 million, of which $6.7 million represented the retroactive fee for pre-2012 Marcellus wells. The production taxes unit rate for the nine months ended September 30, 2012, excludes the impact of the accrual for pre-2012 Marcellus wells.

(c)	Includes $2.1 million and $114.6 million of capital expenditures for the purchase of acreage and Marcellus wells from Chesapeake Energy Corporation and its partners during the three and nine months ended September 30, 2013, respectively.

EQT MIDSTREAM
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
OPERATIONAL DATA

Gathered volumes (BBtu)	125,139	87,318	342,502	235,877
Average gathering fee ($/MMBtu)	$0.73	$0.88	$0.76	$0.93
Gathering and compression expense ($/MMBtu)	$0.17	$0.24	$0.18	$0.26
Transmission pipeline throughput (BBtu)	111,309	59,746	297,126	148,870

Net operating revenues (thousands):
Gathering	$91,825	$77,034	$260,631	$218,411
Transmission	39,962	26,563	116,105	71,018
Storage, marketing and other	8,165	5,362	23,426	34,956
Total net operating revenues	$139,952	$108,959	$400,162	$324,385

Unrealized gains (losses) on derivatives and inventory (thousands) (a)	$3,449	$(3,018)	$6,411	$(4,946)

Capital expenditures (thousands)	$111,593	$97,135	$254,205	$296,698

FINANCIAL DATA (thousands)

Total operating revenues	$155,677	$120,484	$ 452,731	$362,630
Purchased gas costs	15,725	11,525	52,569	38,245
Total net operating revenues	139,952	108,959	400,162	324,385

Operating expenses:
Operating and maintenance (O&M)	25,720	25,441	72,329	73,245
SG&A	16,769	15,325	47,239	37,369
DD&A	18,930	17,172	55,601	46,864
Total operating expenses	61,419	57,938	175,169	157,478
Operating income	$78,533	$51,021	$ 224,993	$166,907
(a)	Included within storage, marketing and other net operating revenues.

DISTRIBUTION
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
OPERATIONAL DATA

Heating degree days (30 year average: QTD – 114; YTD – 3,649)	98	115	3,507	2,836

Residential sales and transportation volumes (MMcf)	1,363	1,266	15,907	12,726
Commercial and industrial volumes (MMcf)	4,648	4,939	19,879	20,051
Total throughput (MMcf)	6,011	6,205	35,786	32,777

Net operating revenues (thousands):
Residential	$14,687	$14,221	$88,614	$72,855
Commercial and industrial	6,179	6,499	33,823	32,182
Off-system and energy services	4,295	4,706	13,707	14,968
Total net operating revenues	$25,161	$25,426	$136,144	$120,005

Capital expenditures (thousands)	$9,710	$8,164	$24,873	$21,066

FINANCIAL DATA (thousands)

Total operating revenues	$36,118	$35,649	$246,281	$219,343
Purchased gas costs	10,957	10,223	110,137	99,338
Net operating revenues	25,161	25,426	136,144	120,005

Operating expenses:
O&M	11,034	10,549	32,087	31,010
SG&A	8,118	7,955	27,482	26,397
DD&A	6,096	6,237	18,216	18,767
Total operating expenses	25,248	24,741	77,785	76,174
Operating (loss) income	$(87)	$685	$58,359	$43,831

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow – Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com